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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                       WINDROSE MEDICAL PROPERTIES TRUST
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   973491103
                              --------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |x| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 973491103

--------------------------------------------------------------------------------
   1. Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      ABN AMRO ASSET MANAGEMENT (USA) LLC
      36-0884183
--------------------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
   3. SEC Use Only


--------------------------------------------------------------------------------
   4. Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of Shares     5. Sole Voting Power
Beneficially Owned
by Each Reporting       919,900
Person With          -----------------------------------------------------------
                     6. Shared Voting Power


                     -----------------------------------------------------------
                     7. Sole Dispositive Power

                        1,075,900
                     -----------------------------------------------------------
                     8. Shared Dispositive Power


--------------------------------------------------------------------------------
   9. Aggregate Amount Beneficially Owned by Each Reporting Person

      1,075,900
--------------------------------------------------------------------------------
  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)                                                         |_|

--------------------------------------------------------------------------------
  11. Percent of Class Represented by Amount in Row (9)

      7.639%
--------------------------------------------------------------------------------
  12. Type of Reporting Person (See Instructions)

      IA
--------------------------------------------------------------------------------

ITEM 1.

      (a)   Name of Issuer
            WINDROSE MEDICAL PROPERTIES TRUST

      (b)   Address of Issuer's Principal Executive Offices
            3502 WOODVIEW TERRACE, SUITE 200
            INDIANAPOLIS, IN 46268

ITEM 2.

      (a)   Name of Person Filing
            ABN AMRO ASSET MANAGEMENT (USA) LLC

      (b) Address of Principal Business Office or, if none, Residence 161 N. CLARK STREET, 9TH FLOOR
            CHICAGO, IL 60601-2468

      (c)   Citizenship
            DELAWARE CORPORATION

      (d)   Title of Class of Securities
            COMMON

      (e)   CUSIP Number
            973491103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

      (a)   |_|   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).

      (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)   |_|   Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d)   |_|   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   |X|   An investment adviser in accordance with Section
                  240.13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   |_|   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

      (a)   Amount beneficially owned:
            1,075,900

      (b)   Percent of Class:
            7.639%

      (c)   Number of shares as to which the person has:


            (i)   Sole power to vote or to direct the vote
                  919,900

            (ii)  Shared power to vote or to direct the vote


            (iii) Sole power to dispose or to direct the disposition of
                  1,075,900

            (iv)  Shared power to dispose or to direct the disposition of


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP


ITEM 10. CERTIFICATION

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        2-1-06
                                       -----------------------------------------
                                                         Date

                                                  /s/ Elwood Weilage
                                       -----------------------------------------
                                                       Signature

                                                 Elwood Weilage Sr VP
                                       -----------------------------------------
                                                      Name/Title